EXHIBIT 99.1

ENGlobal Announces Payoff of Pacific Western Credit Facility, New Credit Agreement and Operational Update

HOUSTON, TX / ACCESSWIRE / June 20, 2023 / ENGlobal Corporation (NASDAQ:ENG) (“ENGlobal” or the “Company”), a leading provider of innovative engineering project solutions for the energy industry, today announced that it has repaid its credit facility with Pacific Western Business Finance in full and entered into a new credit agreement with Alliance 2000, Ltd., the family limited partnership of ENGlobal Executive Chairman William A. Coskey, P.E.

The new term loan facility provides for an initial term loan of $1,000,000 and, under certain conditions, an additional term loan of $250,000. During the one-year term of the loan, the Company will make interest-only payments on a quarterly basis. The loan carries an annual interest rate of 8.5% and has an origination fee of 0.5%, payable upon maturity.

“We appreciate Pac West working with us as we repositioned the Company and our credit profile and are grateful for the flexibility they provided at the initial maturity date of the credit facility,” said Kevin Palma, Chairman of the Company’s Audit Committee. “We are also grateful for our Chairman, Bill Coskey, believing in the future of ENGlobal and providing a very reasonable term loan to allow the Company to continue its repositioning and financial improvement plan. The Company has made significant progress in the four months since Bill returned to day-to-day operations and, while there is significant work yet to do, we are confident in his commitment and ability to continue to improve the financial and operating conditions of ENGlobal. The loan interest rate of 8.5% is nearly 2% below our previous credit facility and reduces the payment and fee burden on the Company.”

Alliance 2000 Ltd. is the beneficial owner of more than 22% of the Company’s issued and outstanding common stock and is controlled by William A. Coskey, P.E., the Company’s Executive Chairman. In accordance with the charter of the Company’s Audit Committee and the Company’s policy on related party transactions, the loan documents and the resulting transactions were reviewed and approved by the Company’s Audit Committee and determined in good faith to be on terms no less favorable to the Company than could be obtained from unrelated third parties and fair to the Company from a financial point of view, and were approved by all of the disinterested members of the Company’s Board of Directors.

“Since returning to ENGlobal on a full-time basis, I have seen a meaningful improvement in our operations, a significant reduction in costs and a renewed sense of optimism from our people,” said Mr. Coskey. “My additional financial commitment is based on the belief that we now have a team in place that is committed to returning ENGlobal to its roots as a leading engineering and automation services company.”

Operational Update

While the Company expects to post a net loss in the second quarter, ENGlobal’s monthly results have improved consistently over the past three months. The Company has closed its construction and field services business and reduced overall payroll by nearly 50% from the peak four months ago. The Company is focused on full-service engineering and automation project work as well as procurement, fabrication, automation integration, and third-party construction management.

“The construction and field service business is a challenging business that requires significant working capital, and is characterized by thin margins and significant execution risk,” added Coskey. “As we evaluated our businesses, we determined we had much better opportunities for profitability and uses of capital. We have completed all of our construction commitments which will preserve capital and mitigate further losses.”

ENGlobal has also streamlined its engineering assets into a single engineering projects group to focus on middle-market projects across the energy value chain. It has reduced its focus on large-scale renewable project developers that have little capital, poor payment history and typically require significant capital investments.  The Company remains committed to designing and fabricating modular process packaged plants for traditional and renewable energy applications. As part of our engineering offerings, ENGlobal continues to grow its fabrication capabilities and is considering a number of strategic alternatives to create capabilities complementary to our current offerings.

As of May 31, 2023 the Company’s enterprise-wide backlog was over $16 million with several opportunities to significantly add to the backlog through project awards in the coming months. “We continue to bid and win awards across our business lines,” added Coskey. “Our ongoing focus will be on improving margins, controlling overhead and regaining profitability. While we have some work to do to get there, we believe we now have the right team and strategies in place to be successful.  We have plenty more to accomplish in the coming months with a goal of profitability as we enter 2024.”

About ENGlobal

ENGlobal Corporation is a leading provider of engineering project solutions for the traditional and renewable energy industry. ENGlobal operates through two business segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction management and integration of automated control systems. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry. Further information about the Company and its businesses is available at www.englobal.com.

For further information, please email IR@englobal.com.

Cautionary Note Regarding Forward Looking Statements

The statements above regarding the Company's expectations, including those relating to its future results, its future operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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